Exhibit 99.1

Metabolix Reports First Quarter Financial Results and

Provides Business Update

CAMBRIDGE, Mass. (April 28, 2010) - Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing sustainable solutions for plastics, chemicals and energy, today reported financial results for the three months ended March 31, 2010.

The Company reported a net loss of $9.8 million or $0.37 per share for the first quarter of 2010 as compared to a net loss of $9.1 million or $0.40 per share for the first quarter of 2009.

The Company’s net cash used for operating activities during the first quarter of 2010 was $9.4 million, which compares to net cash used of $8.6 million for the comparable quarter in 2009. Unrestricted cash and short-term investments at March 31, 2010 totaled $82.8 million. The Company continues to have no debt.

FIRST QUARTER 2010 FINANCIAL OVERVIEW

Metabolix currently manages its finances with an emphasis on cash flow.  Metabolix used $9.4 million of cash in operating activities for the first quarter 2010, which represents an increase in cash usage from $8.6 million used during the comparable period of 2009.  Net cash used in operating activities reflects the Company’s sales and marketing activities as well as research and product development.  The $0.8 million increase in cash usage over the comparable quarter last year is attributable to the increased operational needs of the business and a decline in cash received from cash equivalents and short-term investments resulting from lower investment yields.

Total revenue in the first quarter of 2010 was $0.2 million, compared to $0.3 million in the same period of 2009.  During the three months ended March 31, 2010 revenue was earned primarily from the delivery of Mirel™ bioplastics product samples to potential customers.  The quarter-over-quarter decrease was attributable to lower revenue recognized from government research grants. Work was completed on our Integrated Bio-Engineered Chemicals grant during the fourth quarter of 2009 and no billable work was performed on the Company’s remaining grant during the first quarter 2010.

For the three months ended March 31, 2010, total operating expenses were $10.0 million as compared to $9.7 million for the comparable quarter in 2009.

Research and development expenses were $6.2 million for the three months ended March 31, 2010 as compared to $6.0 million for the comparable quarter in 2009.  The increase was primarily due to employee compensation and benefits attributable to annual salary increases, bonuses and stock-based compensation expense.

Selling, general and administrative expenses were $3.9 million for the three months ended March 31, 2010 as compared to $3.7 million for the comparable quarter in 2009. The increase was primarily due to an increase in employee compensation and related benefit expense, partially offset by overall cost reductions resulting from effective cost management.

BUSINESS UPDATE

Richard Eno, CEO of Metabolix, stated, “We are very pleased to report that the Clinton manufacturing facility is producing Mirel™ bioplastics and that we have shipped commercial product to customers and prospects. Clinton product has satisfied our own internal testing requirements including the processing of resin into final products.  This is encouraging in that it illustrates continued success in the scale-up of our technology and bodes well for the implementation of our next generation technology.”

The Company noted that it continues to be in the early stages of commercialization and therefore capacity utilization levels at Clinton are expected to remain relatively low for the next few quarters. Capacity utilization is expected to increase steadily as production processes are optimized and as demand increases through acquisition of new customers.   The Company continues to see significant demand for Mirel and is focused on the ramp up of sales, the implementation of next generation Mirel technology, and the prospects for a plant expansion.

The Company also commented on the status of its ongoing Food Contact Notification with the Food and Drug Administration. The Company noted that it anticipates Food Contact approval for injection molding products in the second quarter and currently expects to bring thermoforming and film products to food contact markets in the second half of this year.  While it cannot be certain, the Company expects to be selling product for food contact applications during the second half of the current fiscal year and is already working with select food contact customers in product prototyping and taste and sensory testing.

With respect to the other Metabolix business platforms, Mr. Eno commented, “We are excited about significant progress in our crop-based businesses.  We now have reached 6% PHA in switchgrass leaf tissue, which is a significant advance over the 3.7% we reported about a year and a half ago.  With the continued progress expected by our plant science team, coupled with our advancing PHA recovery technology, we are well on our way to forming the basis for a very attractive pathway to produce plastics and chemicals.”

CONFERENCE CALL INFORMATION

Richard Eno, the Company’s President and CEO, and Joseph Hill, the Company’s CFO, will host a conference call on Wednesday, April 28, 2010, at 4:30 p.m. (Eastern Time) to discuss these results. To participate, dial toll-free 1-877-852-6581 or 1-719-325-4829 (international) and enter the passcode: 8454501. The conference call will also be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

ABOUT METABOLIX

Founded in 1992, Metabolix, Inc. is an innovation-driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™, a family of high performance bioplastics which are biobased and biodegradable alternatives to many petroleum-based plastics. Metabolix is also developing a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as switchgrass, oilseeds and sugarcane.

For more information, please visit www.metabolix.com. (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the internal testing of Mirel, the prospects for our next generation technology, expected timing of food contact approval and related product sales, expectations for Mirel market demand and manufacturing capacity utilization, expansion of the Clinton facility and future research and development regarding our crop-based businesses, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated and are detailed in Metabolix’s filings with the Securities and Exchange Commission, including its 10-K for the year ended December 31, 2009. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts

Media:	Matt Lindberg, ICR, (203) 682-8214, matthew.lindberg@icrinc.com
Brian Ruby, ICR, (203) 682-8268, brian.ruby@icrinc.com

Investors:	James Palczynski, ICR, (203) 682-8229, james.palczynski@icrinc.com

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METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2010	2009
Revenue:
Research and development revenue	$150	$6
License fee and royalty revenue from related parties revenue	30	25
Grant revenue	—	230
Total revenue	180	261

Operating expense:
Research and development expenses, including cost of revenue	6,168	6,008
Selling, general, and administrative expenses	3,869	3,714
Total operating expenses	10,037	9,722
Loss from operations	(9,857)	(9,461)

Other income (expense):
Interest income, net	55	352
Net loss	$(9,802)	$(9,109)

Net loss per share:
Basic and Diluted	$(0.37)	$(0.40)

Number of shares used in per share calculations:
Basic and Diluted	26,536,924	22,975,459

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	March 31,	December 31,
	2010	2009
Assets
Cash, cash equivalents and short-term investments	$82,839	$92,202
Other current assets	946	1,151
Restricted cash	622	593
Property and equipment, net	3,172	3,513
Other assets	95	95
Total assets	$87,674	$97,554

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$2,777	$4,372
Other current liabilities	241	190
Other long-term liabilities	611	649
Long-term deferred revenue	37,392	37,299
Total liabilities	41,021	42,510
Total stockholders’ equity	46,653	55,044
Total liabilities and stockholders’ equity	$87,674	$97,554

METABOLIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities
Net loss	$(9,802)	$(9,109)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	435	629
Charge for 401(k) company common stock match	133	160
Stock-based compensation	1,110	1,019
Gain on the sale of equipment	—	(70)
Changes in operating assets and liabilities:
Other operating assets and liabilities	(1,554)	(1,374)
Deferred revenue	239	119
Net cash used in operating activities	(9,439)	(8,626)

Cash flows from investing activities
Purchase of property and equipment	(94)	(137)
Change in restricted cash	(29)	—
Proceeds from the sale of equipment	—	70
Purchase of short-term investments	(7,541)	(37,979)
Proceeds the from sale and maturity of short-term investments	19,879	33,853
Net cash provided by (used) in investing activities	12,215	(4,193)

Cash flows from financing activities
Proceeds from options exercised	212	20
Net cash provided by financing activities	212	20

Net increase (decrease) in cash and cash equivalents	2,988	(12,799)
Cash and cash equivalents at beginning of period	10,814	26,194
Cash and cash equivalents at end of period	$13,802	$13,395